FNB FINANCIAL SERVICES CORPORATION
                              202 South Main Street
                        Reidsville, North Carolina 27320

                    ----------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                    ----------------------------------------

                             To Be Held May 15, 2003

      Notice is hereby given that the Annual Meeting of Shareholders of FNB Financial Services Corporation (the "Corporation") will be held as follows:

            Place:       Bryan Enrichment Center
                         6275 Bryan Park Road
                         Browns Summit, North Carolina

            Date:        Thursday, May 15, 2003

            Time:        1:00 P.M.

      The purposes of the Annual Meeting are:

      1. To elect three members of the Board of Directors, who will serve for terms of three years or until their successors are duly elected and qualified;

      2. To consider a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Corporation's independent accountants for the year ending December 31, 2003; and

      3. To consider and act on any other matters that may properly come before the Annual Meeting.

      The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting has been set by the Corporation's Board of Directors as the close of business on March 19, 2003. In the event there are not sufficient shares present in person or by proxy to constitute a quorum at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Corporation. We urge you to attend the Annual Meeting. It is extremely important that your shares be represented regardless of the number you own.

      EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO MARK, DATE, AND SIGN THE ENCLOSED APPOINTMENT OF PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR APPOINTMENT OF PROXY AND VOTE YOUR SHARES IN PERSON.

                                        Sincerely,

                                        /s/ Ernest J. Sewell
                                        --------------------------------------
                                        Ernest J. Sewell
                                        President and Chief Executive Officer

March 28, 2003

                       FNB FINANCIAL SERVICES CORPORATION

                                   ----------

                                 PROXY STATEMENT

                                   ----------

                         Annual Meeting of Shareholders
                             To Be Held May 15, 2003

General

      This Proxy Statement is being distributed in connection with the solicitation by the Board of Directors of FNB Financial Services Corporation (the "Corporation") of appointments of proxy in the enclosed form for the 2003 Annual Meeting of Shareholders of the Corporation and any adjournments thereof (the "Meeting"). The Meeting will be held on Thursday, May 15, 2003, beginning at 1:00 o'clock, p.m., at the Bryan Enrichment Center, 6275 Bryan Park Road, Brown Summit, North Carolina.

      The Corporation's principal executive offices are located at 202 South Main Street, Reidsville, North Carolina 27320, and its telephone number is (336) 342-3346. This Proxy Statement is being mailed to the shareholders on March 28, 2003.

      As used in this Proxy Statement, the term "the Bank" refers to the Corporation's wholly-owned, North Carolina-chartered commercial bank subsidiary, FNB Southeast.

Voting of Appointments of Proxies; Revocation

      Joseph H. Kinnarney, Director of the Corporation and the Bank, and Michael
W. Shelton, Vice President of the Corporation and Senior Vice President of the Bank, are the named proxies in the enclosed appointment of proxy. Shares represented by each appointment of proxy, which is properly executed, returned, and not revoked, will be voted in accordance with the directions given. If no directions are given, those shares will be voted "FOR" the election of each of the nominees for director named in Proposal 1 and "FOR" ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation's independent accountants for the year ending December 31, 2003 as described in Proposal 2. Other than the matters listed on the attached Notice of the Meeting, the Board of Directors knows of no matters that will be presented for consideration at the Meeting. If, at or before the time of the Meeting, any nominee named in Proposal 1 becomes unavailable for any reason, the proxies will be authorized to vote for a substitute nominee. On such other matters as may properly come before the Meeting, the proxies will be authorized to vote shares represented by appointments of proxy in accordance with their best judgment.

      You may revoke an appointment of proxy at any time before the shares represented by it have been voted by filing a written notice of revocation with the Secretary of the Corporation at the address above, by delivering to the Corporation a properly executed appointment of proxy bearing a later date, or by attending the Meeting and announcing your intention to vote in person. If you are a shareholder whose shares are not registered in your name, however, you will need appropriate documentation from your recordholder to vote personally at the Meeting.

Expenses of Solicitation

      The Corporation will pay the cost of preparing, assembling, and mailing this Proxy Statement and other proxy solicitation expenses. In addition to the use of the mail, appointments of proxy may be solicited in person, by telephone by or by e-mail officers, directors, or employees of the Corporation or the Bank without additional compensation. The Corporation will reimburse brokerage houses and others holding shares in their names or the name of their nominees for their reasonable out-of-pocket expenses incurred in forwarding the Corporation's proxy materials to beneficial owners of its voting securities.

Record Date

      The Board of Directors has set March 19, 2003 as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Meeting. You will be entitled to vote at the Meeting only if you were shareholder at the close of business on the Record Date or if you were a beneficial owner of shares at that time and you receive appropriate documentation for the recordholder of your shares permitting you to vote those shares.

Voting Securities

      The voting securities of the Corporation are the shares of its Common Stock, of which 40,000,000 shares were authorized and 4,432,237 shares were outstanding as of the Record Date. On such date there were approximately 1,225 shareholders of record.

Voting Procedures; Votes Required for Approval

      The representation in person or by proxy of a majority of the votes entitled to be cast is necessary to provide a quorum at the Meeting. At the Meeting, each shareholder will be entitled to cast one vote for each share of Common Stock held of record on the Record Date for each matter submitted for voting and, in the election of directors, for each director to be elected. In the event there are insufficient votes present at the Meeting for a quorum, the Meeting may be adjourned in order to permit the further solicitation of proxies.

      In voting for directors under Proposal 1, a nominee need only receive a plurality of the votes cast to be elected as a director. As a result, those nominees receiving the highest number of votes will be elected. You may not cumulatively vote your shares in the election of directors. Votes may be cast in favor of nominees or withheld. Withheld votes are not treated as votes cast and, therefore, will have no effect on the election of directors. The proposed ratification of the selection of PricewaterhouseCoopers LLP as the Corporation's independent accountants requires that the number of votes cast for approval exceed the number of votes cast against approval. Brokers who hold shares in street name have the authority to vote on certain routine items when they have not received voting instructions from beneficial owners. A broker non-vote occurs on a particular proposal when the broker neither has such authority nor has received instructions on such proposal from the beneficial owner of such shares. Under North Carolina law, broker non-votes and abstentions are not treated as votes cast and, therefore, will have no effect on the vote for any proposal.

Amount and Nature of Beneficial Ownership of Voting Securities

      Set forth below is information, as of the Record Date, about the beneficial ownership of Common Stock by the Corporation's current directors and certain executive officers individually, and all current directors and executive officers of the Corporation as a group. As of that date no person or entity known to the management of the Corporation beneficially owned more than five percent of the outstanding Common Stock.

                                                 Amount and Nature of    Percent of
Name                                            Beneficial Ownership(1)     Class
Ernest J. Sewell                                      171,070(2)            3.86%

Gary G. Blosser                                        27,683(3)               *

Charles A. Britt                                       39,053(4)               *

Barry Z. Dodson                                        24,912(5)               *

O. Eddie Green                                         45,159(6)            1.02%

Joseph H. Kinnarney                                    29,916(7)               *

E. Reid Teague                                          1,700                  *

Elton H. Trent, Jr                                     59,296(8)            1.34%

Kenan C. Wright                                        25,529(9)               *

Pressley A. Ridgill                                    13,500(10)              *

Wade H. Spears, III                                     7,029(11)              *

All current directors and executive                                        10.50%
officers as a group (12 persons)(12)

----------
      (1) Except as otherwise noted, each individual exercises sole voting and investment power with respect to all shares shown as beneficially owned.

      (2) Includes 144,581 shares which Mr. Sewell could purchase under presently exercisable options and as to which he is considered to have sole investment power only ("Option Shares").

      (3) Includes 6,250 Option Shares held by Mr. Blosser.

      (4) Includes 15,432 Option Shares held by Mr. Britt.

      (5) Includes 15,694 Option Shares held by Mr. Dodson.

      (6) Includes 18,279 Option Shares held by Mr. Green.

      (7) Includes 20,056 Option Shares held by Mr. Kinnarney.

      (8) Includes 15,432 Option Shares held by Mr. Trent.

      (9) Includes 20,249 Option Shares held by Mr. Wright.

      (10) Includes 8,500 Option Shares held by Mr. Ridgill.

      (11) Includes 6,750 Option Shares held by Mr. Spears.

      (12) Includes an aggregate of 291,434 Option Shares held by current directors and executive officers.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Directors, executive officers, and certain principal shareholders of the Corporation are required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act") to file reports with the Securities and Exchange Commission ("SEC") regarding the amount of and changes in their beneficial ownership of Common Stock. To the Corporation's knowledge, all its directors and executive officers complied with all applicable Section 16(a) filing requirements during 2002.

                        PROPOSAL 1. ELECTION OF DIRECTORS

      The Corporation's Board of Directors has fixed its number at nine members who are divided into three classes as nearly equal in number as possible. Each year, the shareholders elect the members of one of the three classes for terms of three years or until their respective successors are elected and qualified or their earlier resignation, death and removal. Three directors, however, are to be elected at the Meeting. The three nominees have been nominated for election to three year terms ending as of the 2006 Annual Meeting of Shareholders. The Corporation's bylaws do not include procedures for nominations of directors. The Board will consider nominations made by shareholders if made a reasonable period in advance of the mailing of the proxy statement for the applicable annual meeting of shareholders.

      THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" EACH OF THE FOUR NOMINEES NAMED BELOW FOR A THREE-YEAR TERM.

                                     Principal Occupation
Name and Age                        and Other Directorships            Director Since(1)
Nominees:

FOR a Three-Year
Term Ending in 2006:

Ernest J. Sewell, 62      President and Chief Executive Officer of            1995
                          the Corporation and the Bank. Director of
                          Annie Penn Memorial Hospital. Vice
                          Chairman, Rockingham County Airport
                          Authority.

Charles A. Britt, 53      Pharmacist and owner of Carolina                    1985
                          Apothecary, Inc. and Belmont Pharmacy,
                          Inc., Vice Chairman of the Board of
                          Directors of the Corporation

Barry Z. Dodson, 54       Certified public accountant and owner of            1997
                          Barry Dodson, CPA.

Continuing Directors

SERVING a Three-Year
Term Ending in 2004:

O. Eddie Green, 68        Division Manager, Chandler Concrete Co.,            1970
                          Inc. (concrete supplier)

E. Reid Teague, 53        President and Owner, Eden Oil Co., Inc.             2002

SERVING a Three-Year
Term Ending in 2005:

Gary G. Blosser, 55       President and owner of Shenandoah                   1999
                          Nurseries, Inc.

Joseph H. Kinnarney, 49   Doctor of Veterinary Medicine; President            1988
                          and owner of Reidsville Veterinary
                          Hospital, Inc.

Elton H. Trent, Jr., 70   Retired                                             1969

Kenan C. Wright, 50       President, The Wright Co. of N.C., Inc.             1990
                          (general contractor)

----------
      (1) Refers to the year in which a person first was elected or appointed as a director of the Corporation or, if prior to the Corporation's organization in 1984, the year in which such person first was elected a director of the Bank.

      The Board has no reason to believe that any of the nominees for election will be unable or will decline to serve if elected. In the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, however, the proxies will vote for the election of such other person or persons as they determine in their discretion. In no circumstance will any proxy be voted for more than five nominees. Properly executed and returned proxies, unless revoked, will be voted as directed by you or, in the absence of such direction, will be voted in favor of the election of the recommended nominees.

Board of Directors of the Bank

      The Bank currently has a nine member board of directors comprised of the same persons who are the directors of the Corporation. Those persons elected to the Board of the Corporation at the Meeting will be re-elected by the Corporation as directors of the Bank.

Meetings of the Board of Directors and its Committees

      The Board of Directors held twelve regular meetings during 2002. All incumbent directors attended more than 75% of the total number of meetings of the Board of Directors and its committees on which they served during 2002.

      The Board of Directors has several standing committees, including an Audit Committee and a Compensation Committee, but it does not have a Nominating Committee. The voting members of these Committees are appointed by the Board of Directors annually from among its members. Additionally, certain officers of the Corporation and the Bank are appointed to serve as non-voting, advisory members of certain committees.

      The current members of the Audit Committee are Mr. Blosser, who serves as Chairman, and Messrs. Dodson, Britt and Kinnarney. These members are believed to be "independent" as that term is defined in Rule 4200(a)(14) of the National Association of Securities Dealers, Inc., a condition to the qualification for quotation of the Corporation's Common Stock on The Nasdaq Stock Market. The Audit Committee meets as needed and, among other responsibilities, oversees the independent auditing of the Corporation, the system of internal controls that management has established and the Corporation's internal audit functions, and the quarterly and annual financial information to be provided to shareholders and the SEC. In addition, the Committee nominates the Corporation's independent accountants for selection by the Board. The Audit Committee met four times during the fiscal year ended December 31, 2002.

      The Compensation Committee is composed of Mr. Kinnarney, Chairman, and Messrs. Dodson, Wright and Blosser. This Committee administers the Corporation's compensation program and has responsibility for matters involving the compensation of executive officers of the Corporation and the Bank. The Committee also makes recommendations to the Board of Directors regarding the adoption of and amendments to employee benefit plans. All actions of the Compensation Committee are subject to review by the full Board of Directors. The Compensation Committee met seven times during 2002.

Director Compensation

      Directors who are officers of the Corporation or the Bank do not receive any additional compensation for their service as directors. During 2002, each director of the Corporation received a retainer of $6,000. Effective January 1, 2003 the retainer increased to $8,888. Additionally, directors received a fee of $450 for each meeting of the Board of Directors attended (except that the Chairman of the Board received a fee of $500 per meeting attended) through May 2002 and $200 for attendance at each meeting of a committee of the Board of Directors for 2002. Effective June 1, 2002 the directors received a fee of $650 for each meeting of the Board attended (except that the

Chairman of the Board received a fee of $975 per meeting attended) and the Committee Chairmen received $300 for attendance at each Committee meeting.

      In order to increase the stock ownership of directors in the Corporation, the directors are eligible for awards under the Corporation's Stock Compensation Plan and Omnibus Equity Compensation Plan. There were no award of options in 2002 but in January 2003 an award of options to acquire 10,000 shares was made to each director.

      All of the Corporation's directors are eligible to participate in the Corporation's Deferred Compensation Plan, which is intended to provide additional financial incentives and retirement security for the directors and certain senior management employees, and to allow for deferral of up to 100% of directors' fees. Under this Plan, deferred compensation is invested in a menu of mutual fund options offered under a Trust Agreement though Morgan Trust Company.

     It is anticipated that the Board retainer and attendance fees will remain unchanged for the remainder of 2003.

Executive Officers

      The following table sets forth certain information with respect to the persons who are the current executive officers of the Corporation or the Bank, or both.

                                            Position                  Employed by the
                                              and                      Corporation or
       Name             Age                Occupation                  the Bank Since
Ernest J. Sewell        62       President, Chief Executive                1995
                                 Officer and Director of the
                                 Corporation and the Bank.

Pressley A. Ridgill     50       Executive Vice President and          November 2000
                                 Chief Operating Officer of the
                                 Corporation and the Bank.
                                 He previously was Executive
                                 Vice President and Chief
                                 Financial Officer of First
                                 Commerce Bank, Charlotte,
                                 North Carolina.

Wade Spears, III        52       Senior Vice President and                 1999
                                 Senior Credit Officer of the
                                 the Bank.  He previously was
                                 Senior Loan Administrator of
                                 Triangle Bank

Michael W. Shelton      41       Vice President, Secretary and             1996
                                 Treasurer of the Corporation;
                                 Senior Vice President and
                                 Chief Financial Officer of the
                                 Bank.

Management Compensation

      The executive officers of the Corporation are not paid salaries by the Corporation. Each of them is also an executive officer of the Bank and receives cash compensation from the Bank.

      The following table sets forth for the years shown the cash and other compensation paid to, received or deferred by, or accrued for the benefit of the Bank's President and Chief Executive Officer and each of its other executive officers whose annual salary and bonus in 2002 exceeded $100,000 (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                       Annual Compensation                                 Long-Term Compensation
                           --------------------------------------------   -------------------------------------------------------
                                                                                   Awards                        Payouts
                                                                          ------------------------      -------------------------

                                                                                       Securities                        All
                                                           Other Annual   Restricted   Underlying         LTIP          Other
Name and Principal                    Salary      Bonus    Compensation     Stock     Options/SARs      Payouts      Compensation
Position                   Year       ($)(1)     ($)(2)        ($)        Awards ($)   (in shares)       ($)(3)         ($)(4)
--------                   ----       ------     ------        ---        ----------   -----------       ------         ------
Ernest J. Sewell,          2002      278,850     37,776        --             --              --              --        17,071
President and Chief        2001      268,770     80,325        --             --          22,500              --        17,071
Executive Officer          2000      255,000     90,000        --             --              --         257,370        17,071

Pressley A. Ridgill,       2002      140,414     22,500        --             --              --              --            --
Executive Vice             2001      130,000      --           --             --          14,000              --            --
President/Chief            2000       16,250      --           --             --           7,500              --            --
Operating Officer (5)

Wade H. Spears, III        2002      110,869     11,842        --             --              --                            --
Senior Vice President/     2001      107,640     10,296        --             --           6,000              --            --
Senior Credit Officer      2000      104,000     10,000        --             --              --              --            --

----------
(1) Consists of salary payable to the officer, including portions of salary deferred at the officer's election.

(2) Consists entirely of cash bonuses paid to the executive officer under the Annual Management Incentive Plan.

(3) Represents payment with respect to 1999 under a long-term incentive plan that terminated on December 31, 1999.

(4) The amount listed for each officer includes the present value of the yearly interest forgone on the non-term premium paid under split-dollar life insurance arrangements with the officer.

(5)   Mr. Ridgill was first employed by the Corporation in November of 2000.

Equity Compensation Plan Information

      The following table presents the numbers of shares the Corporations common stock to be issued upon the exercise of outstanding options; the weighted-average price of the outstanding options and the number of options remaining that may be issued under the Corporation's stock option plans described below.

----------------------------------------------------------------------------------------------------------
         Plan Category        Number of Securities to      Weighted-average        Number of securities
                              be issued upon exercise      exercise price of      remaining available for
                              of outstanding options,    outstanding options,      future issuance under
                                warrants and rights       warrants and rights    equity compensation plans
                                                                                  N(excluding securities
                                                                                       reflected in
                                                                                        column (a))
----------------------------------------------------------------------------------------------------------
                                        (a)                       (b)                       (c)
----------------------------------------------------------------------------------------------------------
Equity compensation plans             629,611                   $15.14                    444,485
approved by security
holders
----------------------------------------------------------------------------------------------------------
Equity compensation plans               --                        --                        --
not approved by security
holders
----------------------------------------------------------------------------------------------------------
     Total                            629,611                   $15.14                    444,485
----------------------------------------------------------------------------------------------------------

      No awards were made to the named executive officers under the Corporation's Omnibus Equity Compensation Plan or during the year ended December 31, 2002.

                       AGGREGATED OPTION EXERCISES IN 2002
                     AND OPTION VALUES AT DECEMBER 31, 2002

      The following table sets forth certain information concerning options to purchase Common Stock held by the named executive officers during the year ended December 31, 2002, the aggregate value of gains on the date of exercise, and the value of unexercised options as of December 31, 2002.

                                                           Number of Securities         Value of Unexercised In-the-
                                                          Underlying Unexercised              Money Options at
                                                                Options at               December 31, 2002 ($) (1)
                                                           December 31, 2002 (#)

                           Shares
                        Acquired on        Value
Name                    Exercise (#)   Realized ($)     Exercisable    Unexercisable    Exercisable    Unexercisable
Ernest J. Sewell             0               0            144,581          21,250         517,715         99,150

Pressley A. Ridgill          0               0             8,500           13,000         45,743          64,553

Wade H. Spears, III          0               0             6,750           4,750          21,108          21,683

----------
(1) Value is based on the difference between the exercise price and the closing price of the Corporation's Common Stock on December 31, 2002 of $17.19.

Pension Plans

      The Corporation maintains a funded, qualified defined benefit pension plan in which substantially all full-time employees of the Corporation and its subsidiaries who have been continuously employed for a period of twelve months participate (the "Employees' Pension Plan") and an unfunded, non-qualified defined benefit pension plan known as the Benefit Equivalency Plan for certain senior management employees (collectively the "Pension Plans"). The amount of "compensation" covered by the Pension Plans each year is a participant's annual base salary and bonus. At his or her retirement, a participant's annual benefit under the Pension Plans is based on his or her average covered compensation for any five consecutive plan years during the last ten years preceding normal retirement age ("Final Average Compensation"), supplemented in the case of those employees participating in the Benefit Equivalency Plan by amount equal to 3.25% (in the case of Mr. Sewell by an amount equal to 6%), of the participant's Final Average Compensation multiplied by his or her years of service.

      The table below sets out the estimated annual pension benefit payable under the Pension Plans for a participant at age 65 for various levels of Final Average Compensation and years of service, as supplemented in the case of those employees participating in the Benefit Equivalency Plan. The benefits payable under the Benefit Equivalency Plan are fully offset by benefits paid under the Employees' Pension Plan and are partially offset by Social Security benefits. The table does not reflect these offsets.

                                               Years of Service
                               -------------------------------------------------
          Final
  Average Compensation         5 Years      10 Years      15 Years     20+ Years
                               -------      --------      --------     ---------

$100,000 ................      16,300        32,500        48,800        65,000

 150,000 ................      24,400        48,800        73,100        97,500

 200,000 ................      32,500        65,000        97,500       130,000

 250,000 ................      40,600        81,300       121,900       162,500

 300,000 ................      48,800        97,500       146,300       195,000

 350,000 ................      56,900       113,800       170,600       227,500

 400,000 ................      65,000       130,000       195,000       260,000

 450,000 ................      73,100       146,300       219,400       292,500

 500,000 ................      81,300       162,500       243,900       325,000

      The covered compensation of the named executive officers under the Pension Plans for 2002 is set forth in the Annual Compensation column of the Summary Compensation Table. The years of service for each of the named executive officers under the Pension Plans (rounded to the nearest whole number) as of December 31, 2002 are: Mr. Sewell, eight years; Mr. Ridgill, two year; and Mr.Spears, three.

Change in Control, Severance and Employment Arrangements

     In May of 1995, Mr. Sewell, President and Chief Executive Officer, entered into an Employment Agreement with the Corporation and the Bank. The Agreement has a three-year rolling term, meaning that its term is automatically extended each month so that a three-year term remains in effect, unless either party terminates the Agreement in accordance with its provisions. The Agreement was amended in 2002 such that the employment agreement will now expire on January 31, 2006. The Agreement provides for an initial annual base salary of $110,000 (increased to $290,004 as of January 1, 2003), plus a number of benefits, including participation in various compensation plans offered to the
Corporation's employees and senior management. These plans include the Corporation's Omnibus Equity Compensation Plan, Annual Management Incentive Plan, and the Benefit Equivalency Plan (supplemental executive retirement). Mr. Sewell is also a participant in the Corporation's Deferred Compensation Plan. The Agreement also provides that the Corporation will maintain a split-dollar life insurance agreement with Mr. Sewell, and together with Mr. Sewell, maintain a related life insurance policy owned by Mr. Sewell providing $500,000 of coverage on the life of Mr. Sewell for the benefit of his estate, beneficiaries designated by him, and/or trusts created by him. Under this Agreement, if there is a "change in control" of the Corporation, Mr. Sewell may, under certain circumstances, terminate his employment with the Corporation and the Bank, and thereafter continue to receive his annual base salary for a period of two years and eleven months, in addition to any other benefits to which he is entitled under the Agreement.

      The Board of Directors has previously adopted a Stock Compensation Plan and an Omnibus Equity Compensation Plan. As discussed more fully in the Compensation Committee Report, the stock options awarded under these Plans to the Corporation's officers and directors grant such persons the right to acquire up to a specified number of the Corporation's shares at certain times in the future at a fixed price, and thereby reward the recipients for their contribution to increases in the price of the Corporation's shares. In the event of a "change in control" or a "potential charge of control" of the Corporation, benefits under these Plans vest and become vested and exercisable immediately.

      The Board of Directors has adopted two severance policies for the senior officers of the Corporation and the Bank. Under the first severance policy, any officer (other than an officer covered by a currently effective severance agreement) who has been employed for five years or more and who has attained the office of Senior Vice President or above is entitled to receive salary continuation payments at his or her then salary level if his or her employment by the Corporation or the Bank is terminated "without cause." Any officer covered by the policy would also be entitled to payments in the event of a "change in control" of the Corporation or the Bank and if the officer is not offered a position with the Corporation or the Bank, or the successor of either, at the officer's current salary, that does not require the officer to maintain an office more than 25 miles from his or her office before the "change in control". Any officer employed for less than ten years would receive payments for one year, any officer employed for more than ten years but less than 15 years would receive monthly payments for 18 months, and any officer employed for more than 15 years would receive payments for two years.

     The second severance policy also covers officers who have attained the level of Senior Vice President or above, have been employed by the Bank for less than five years and are recommended for participation by the Chief Executive Officer and the Board of Directors. Senior officers subject to this second policy receive payments only if they are terminated as a result of a "change in control." Any officer employed for less than three years would receive monthly payments for six months, and any officer employed for more than three years but less than five years would receive monthly payments for nine months. In the case of Mr. Ridgill, by agreement the monthly payment period would be twelve months, during the first three years of employment; and 18 months thereafter.

      Under both severance policies, payments to any officer would immediately cease if the officer became an officer, director, employee, consultant, or more than one percent owner of any bank or savings and loan institution within 50 miles of the Corporation's home office and in connection with such position is responsible for soliciting or servicing depositors, borrowers or other customers. No amounts have ever been paid under either severance policy.

      The Board of Directors has annually adopted for a number of years an Annual Management Incentive Plan. Annual incentives exist as a means of linking compensation to objective performance criteria that are within the control of the executive officers. Under the Annual Management Incentive Plan, certain of the Corporation's officers and management employees are awarded incentive compensation, based in part on the Corporation's achievement of specified goals, such as a minimum net income, over a specified period (generally one calendar year) and the officer's achievement of certain goals relating to the functions of the particular officer. If the Corporation does not meet the specified goals, discretionary awards may be made to certain officers and management employees if they meet planned individual goals during the specified period, as recommended by the Chief Executive Officer of the Corporation.

     Certain employees of the Corporation, including Mr. Sewell, are eligible to participate in the Corporation's Benefit Equivalency Plan, which is a supplemental executive retirement plan, intended to "make whole" those employees whose compensation under the Corporation's Employees' Pension Plan is limited by applicable governmental restrictions due to their compensation level. This Plan generally provides benefits equal to 3.25%, 6% in the case of Mr. Sewell, of a participant's Final Average Compensation at age 65, multiplied by the participant's years of service, and reduced by the amount of benefits payable upon retirement under the Pension Plan and one-half of the primary Social Security benefit. The Plan includes certain early retirement benefits.

Compensation Committee Interlocks and Insider Participation

      The current members of the Compensation Committee are Mr. Kinnarney, who serves as Chairman, and Messrs. Dodson, Blosser and Wright. No executive officer of the Corporation or Bank serves on the compensation committee or as a director of another entity of which an officer or director serves on the Compensation Committee of the Corporation.

Compensation Committee Report

      General. It is the policy of the Compensation Committee to provide and maintain a fully competitive, performance-based compensation program that will enable the Corporation and the Bank, to attract, motivate and retain qualified executive officers.

      During 2002, the Corporation's executive compensation program provided for annual compensation consisting of base salaries combined with cash incentive bonuses based on the Corporation's financial performance, and long-term compensation consisting of periodic stock option awards. The Corporation also provided certain other compensation plans customary for companies of comparable size. The annual and long-term compensation programs are intended to be competitive with median levels of incentive compensation paid by the Corporation's competitors and were developed based upon an analysis of surveys of compensation programs of financial institutions of similar size and characteristics in North Carolina and the southeast United States as reported in various sources, including the North Carolina Bankers Association Survey and the Bank Administration Institute Survey.

      The Committee provides recommendations regarding the compensation of Mr. Sewell, the President and Chief Executive Officer of the Corporation and the Bank, to the Board of Directors for its consideration. In addition, the Committee also sets forth recommendations involving compensation policies, incentive compensation, long term equity participation and benefit plans generally. The Committee delegates to Mr. Sewell the responsibility to determine appropriate levels of salaries and incentive bonuses for the other officers in the Corporation and the Bank, including the other named executive officers, within ranges approved by the Committee. Primary consideration is given to individual performance and to attainment of individual goals and objectives that are established at the beginning of each year. Additional consideration is given by both the Committee (with regard to Mr. Sewell) and Mr. Sewell (with regard to other officers) to the demonstration of the leadership skills needed to enable the Corporation to achieve the business objectives set forth by the Board of Directors.

      The following is a discussion of each element of the compensation program for 2002 with respect to Mr. Sewell and the other named executive officers.

      Annual Compensation Program. The 2002 base salary for Mr. Sewell was set on an objective basis by the Board of Directors based on the recommendation of the Compensation Committee using specific performance criteria within a range determined by the Committee to be competitive. The Committee concluded his prior achievements and those of the other executive officers were significant in terms of the Corporation's growth and profitability and that Mr. Sewell's 2002 base salary level was reasonable and in accordance with the salary administration guidelines prepared from peer group data.

      The 2002 salaries of the other executive officers were set, within ranges approved by the Compensation Committee, by Mr. Sewell based on his evaluation of the performance and levels of responsibility of each officer and the officer's contribution to the Corporation's financial performance for the prior fiscal year. The salary ranges were set by the Compensation Committee based on its evaluation of the level of demands and responsibility required by each executive position, the officers' prior achievements, and the levels of compensation paid by financial institutions of comparable size for similar positions.

     The cash incentive bonuses paid in 2002 to Mr. Sewell and to each of the other executive officers were determined under the terms of the 2002 Annual Management Incentive Plan based on the Corporation's 2001 financial performance, measured in terms of the Corporation's net income and each participant's individual performance in achieving profit center, cost efficiency, loan production, and other similar operational goals. The Annual Management Incentive Plan uses a "target bonus" approach to determine the size of each eligible employee's bonus. A participant's base salary and salary grade as of the first day of the fiscal year is used to determine such participant's target bonus. During 2002, individual target bonuses, as a percentage of annual base salary, ranged from a low of 5% to a high of 35%. The overall bonus fund is the sum of the target bonuses of all participants. Actual bonus amounts for participants in the Annual Management Incentive Plan may be higher or lower than their target bonus amounts and are based upon a comparison of the Corporation's actual performance to the designated performance measures. The maximum bonus for any participant generally may not exceed 130% of his or her target bonus. Additionally, the Corporation's total net income for the fiscal year must exceed a minimum threshold amount in order for any bonuses to be paid under the Annual Management Incentive Plan. Payment of bonuses under the Annual Management Incentive Plan are made annually within 30 days of the end of the fiscal year. For the year ended December 31, 2002, the Corporation met a majority of the designated performance measures, resulting in an overall potential fund of 108% of target bonuses.

      Other forms of annual compensation paid to executive officers in 2002 include the Corporation's matching contributions to the account of each executive officer under the 401(k) Plan. The matching contributions for Mr. Sewell and the other executive officers were based on a formula contained in the terms of the 401(k) Plan and were not related to the Corporation's or the individual officer's performance for the year.

      Long-Term Compensation Program. To enable the Corporation to attract, retain and motivate key employees and directors, the Board of Directors adopted and the shareholders approved the Omnibus Equity Compensation Plan ("Omnibus Plan"). The Omnibus Plan was approved by the shareholders of the Corporation at their 1996 Annual Meeting, and amended and restated by a vote of the shareholders at the 2001 Annual Meeting, and has a ten-year term. The objective of the Omnibus Plan is to provide the Board of Directors with the means to reward achievement of long-term goals in a manner more flexible than that provided by the Corporation's previous long-term incentive compensation arrangements. Under the Omnibus Plan, restricted stock, stock options, performance shares (payable in cash, restricted stock, or unrestricted stock) deferred stock, stock appreciation rights, stock awards and other stock-based awards may periodically be granted in various combinations to key officers and directors. The Omnibus Plan is administered by the Compensation Committee. Each recipient of an award under the Omnibus Plan must enter into a written agreement with the Corporation setting forth the restrictions, terms, and conditions of that particular award.

      While no formal system is employed in determining the number of awards granted, the Committee does consider the individual's level of responsibility and the number of previously awarded awards. The number and frequency of the grants are in line with the Corporation's industry competitors based on survey information and data compiled by the consultant engaged by the Committee.

     In addition to the Omnibus Plan, Mr. Sewell and other selected officers participated in a long term (four years) bonus plan that encourages long term decisions that increase shareholder value. The goals of this plan were recommended by the committee to the Board and are monitored at regular intervals to determine progress.

      The Corporation also provides Mr. Sewell and certain officers the same benefits that are afforded to all of Corporation's employees, including matching contributions under a defined contribution plan, retirement benefits under the Company's Pension Plans and group insurance covering health, life and disability. Also, Mr. Sewell and selected executive officers participate in the Benefit Equivalency Plan. Mr. Sewell is also provided with a split-dollar insurance policy under his Employment Agreement, and certain other executive officers also are provided with split-dollar insurance policies. These plans and benefits are reasonable and frequently provided by other similar sized financial institutions, and are considered by the Committee as part of a total compensation program.

     The Committee carefully reviewed the salary and benefit recommendations made to the Board of Directors with the assistance and advice of an outside consulting organization and believes all approved increases and benefit grants were in line with compiled survey information. The Board of Directors believes that these executive officer compensation policies and programs effectively promote the Corporation's interests and enhance shareholder value.

      This report is submitted by the following members of the Compensation Committee of the Board of Directors as of the time period in which the foregoing actions of the Committee were taken:

      COMPENSATION COMMITTEE

GARY G. BLOSSER                         JOSEPH H. KINNARNEY, CHAIRMAN

BARRY Z. DODSON                         KENAN C. WRIGHT

Performance Table

      The following table illustrates the cumulative total shareholder return on the Corporation's Common Stock over the five-year period ended December 31, 2002 and the cumulative total return over the same period on The Nasdaq Stock Market Index (U.S.) and The Carson Medlin Company Independent Bank Index of 22 independent community banks located in seven southeastern states, with assets averaging approximately $637 million. The table assumes $100 originally invested on December 31, 1997 and that all subsequent dividends were reinvested in additional shares.

                       FNB FINANCIAL SERVICES CORPORATION
                Comparison of Cumulative Total Shareholder Return
                             Years Ended December 31

                                                1998   1999   2000   2001   2002
                                                ----   ----   ----   ----   ----

FNB Financial Services Corporation                67     44     44     65     80

Independent Bank Index(1)                        113    105     97    113    141

Nasdaq Index                                     141    252    157    125     86

----------
      (1) The Carson Medlin Company Independent Bank Index is a published industry index of the total return to shareholders over the past five years of 22 similarly-sized independent community banks located in the Southeastern United States.

             PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT
                                   ACCOUNTANTS

      THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL 2.

      The firm of PricewaterhouseCoopers LLP, certified public accountants ("PWC"), has been appointed by the Board of Directors to serve as the Corporation's independent accountants for 2003, and a proposal to ratify that appointment will be introduced at the Meeting. The firm has served as the Corporation's independent accountants since 1998. If shareholders do not ratify this selection, the Board of Directors will reconsider the appointment.

      Representatives of PWC are expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have an opportunity to make a statement if they so desire.

Audit Fees

      The aggregate fees (including related out-of-pocket expenses) billed for professional services rendered by PWC in connection with the audit of the Corporation's annual financial statements for the December 31, 2002 fiscal year, its review of the financial statements included in the Corporation's Forms 10-Q filed during 2002, and related services were $78,340.

All Other Fees

      In addition to the fees outlined above, PWC billed fees in the amount of $164,574 for additional services rendered during the fiscal year ended December 31, 2002, including internal audit services, tax preparation and consulting services, audit of benefit plans, and systems conversion reviews. The Audit Committee has determined that the provision of these services is compatible with maintaining PWC's independence.

                            REPORT OF AUDIT COMMITTEE

      The Company has adopted a written charter for the Audit Committee, included as Appendix A to the Corporation's Proxy Statement for its 2002 Annual Meeting of Shareholders which was filed with the SEC on April 9, 2002. The charter is reviewed annually, and amended as needed, by the Committee. The Audit Committee has reviewed and discussed the audited financial statements with management of the Company and has discussed with the independent accountants the matters required to be discussed by Statement of Auditing Standards 61 (Communication With Audit Committee). In addition, the Committee has received the written disclosures and the letter from PWC required by Independence Standards Board Standard No. 1, and has discussed with PWC the firm's independence in providing audit services to the Company. Based upon these reviews and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

                            Gary G. Blosser, Chairman
                                Charles A. Britt
                                 Barry Z.Dodson
                               Joseph H. Kinnarney

                          TRANSACTIONS WITH MANAGEMENT

      The Bank has had, and expect to have in the future, lending transactions in the ordinary course of business with many of the Corporation's and the Bank's officers and directors and with associates of such persons. All loans and commitments included in such transactions during 2002 were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

                            PROPOSALS OF SHAREHOLDERS

      It currently is expected that the 2004 Annual Meeting of Shareholders will be held during May of 2004. Any proposal of a shareholder which is intended to be presented at the 2003 Annual Meeting must be received by the Corporation at its principal executive officer in Reidsville, North Carolina, not later than December 12, 2003 in order to be included in the Corporation's proxy statement and form of appointment of proxy to be issued in connection with that meeting.

      Any proposal not intended to be included in the proxy statement and appointment of proxy for the 2004 Annual Meeting, but intended to be presented at that Annual Meeting must be received by the Corporation in writing at its principal executive office in Reidsville, North Carolina no later than March 3, 2004.

      The Annual Report on Form 10-K of the Corporation for the year ended December 31, 2002, which includes financial statements audited and reported upon by the Corporation's independent accountants, as well as the 2002 Annual Report to shareholders, are being mailed along with this Proxy Statement. It is not intended, however, that such financial statements, the report thereon or the Annual Report be a part of the Proxy Statement or a solicitation of proxies.

      THE FORM 10-K FILED BY THE CORPORATION WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WILL BE PROVIDED FREE OF CHARGE UPON WRITTEN REQUEST DIRECTED TO: FNB FINANCIAL SERVICES CORPORATION, POST OFFICE BOX 2037, REIDSVILLE, NORTH CAROLINA 27320-2037,
ATTENTION: MICHAEL W. SHELTON (336-634-4775).

                               SHAREHOLDER BALLOT
--------------------------------------------------------------------------------

                       FNB FINANCIAL SERVICES CORPORATION
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 15, 2003
--------------------------------------------------------------------------------

      The undersigned hereby casts the following votes at the Annual Meeting of Shareholders of FNB Financial Services Corporation (the "Corporation"), held at the Bryan Enrichment Center, 4275 Bryan Park Road, Browns Summit, North Carolina, on May 15, 2003, at 1:00 p.m., Eastern Time:

                                           FOR                     VOTE WITHHELD
                                           ---                     -------------

1. The election of Ernest J. Sewell,       |_|                          |_|
Charles A. Britt and Barry Z. Dodson as
Directors of the Corporation for three
year terms ending as of the 2006 Annual
Meeting of Shareholders of the
Corporation, or, in each case, until
their successors are duly elected and
qualify.

      INSTRUCTION: To withhold your vote
      for an individual nominee, write
      that nominee's name in the space
      provided below.

----------------------------------------

                                           FOR           AGAINST         ABSTAIN
                                           ---           -------         -------

2. The ratification of the appointment     |_|             |_|             |_|
of PricewaterhouseCoopers LLP as the
independent accountants of the
Corporation for the 2003 fiscal year.

Dated: May   , 2003


__________________________________      ________________________________________
PRINT NAME OF SHAREHOLDER               SIGNATURE OF SHAREHOLDER

                                     BALLOT

                           (Selection of Accountants)
--------------------------------------------------------------------------------

                       FNB FINANCIAL SERVICES CORPORATION
                         ANNUAL MEETING OF SHAREHOLDERS
                                  May 15, 2003
--------------------------------------------------------------------------------

      The undersigned hereby casts the following votes at the Annual Meeting of Shareholders of FNB Financial Services Corporation (the "Corporation"), held at Bryan Enrichment Center, 6275 Bryan Park Road, Browns Summit, North Carolina, on May 15, 2003, at 1:00 p.m., Eastern Time:

                                           FOR           AGAINST         ABSTAIN
                                           ---           -------         -------

The ratification of the appointment of     |_|             |_|             |_|
PricewaterhouseCoopers LLP as the
independent accountants of the
Corporation for the 2003 fiscal year.

Dated: May   , 2003


__________________________________      ________________________________________
PRINT NAME OF SHAREHOLDER               SIGNATURE OF SHAREHOLDER

                                 REVOCABLE PROXY
                       FNB FINANCIAL SERVICES CORPORATION

                         ANNUAL MEETING OF SHAREHOLDERS
                                  May 15, 2003

                    This Appointment of Proxy is Solicited on
                        Behalf of the Board of Directors

      The undersigned hereby appoints Joseph H. Kinnarney and Michael W. Shelton, and each of them, as attorneys and proxies, each with full power to appoint his substitute, and hereby authorizes them to represent and to vote as directed below all the shares of Common Stock of FNB Financial Services Corporation (the "Corporation") held of record by the undersigned on March 19, 2003 at the Annual Meeting of Shareholders of the Corporation to be held on May 15, 2003 and any adjournments thereof. The undersigned hereby directs that such shares be voted as follows:

1.    ELECTION OF DIRECTORS:            FOR           WITHHOLD           FOR ALL
                                                                          EXCEPT
                                        |_|              |_|               |_|

      Nominees:

      Ernest J. Sewell, Charles A. Britt and Barry Z. Dodson for three year terms.

      INSTRUCTION: To withhold authority to vote for an individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

      --------------------------------------------------------------------------

2. RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE CORPORATION'S INDEPENDENT ACCOUNTANTS FOR THE 2003 FISCAL YEAR.

      FOR           WITHHOLD           FOR ALL
                                        EXCEPT
      |_|              |_|               |_|

3. OTHER BUSINESS: On such other matters as may properly come before the Annual Meeting, the proxies are authorized to vote the shares represented by this appointment of proxy in accordance with their best judgment.

      The shares represented by this Appointment of Proxy will be voted as directed above. In the absence of any direction, such shares will be voted by the proxies "FOR" the election of each of the nominees for director as listed in Proposal 1 by casting an equal number of votes for each such nominee and "FOR" Proposal 2 above. If, at or before the time of the Annual Meeting, any nominee listed in Proposal 1 becomes unavailable for any reason, the proxies are authorized to vote for a substitute nominee.

      Please sign exactly as your name(s) appears on this card. If shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. If a limited liability company, please sign in the company's name by manager.

                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY

--------------------------------------------------------------------------------
Please be sure to sign and date this    Date:
Appointment of Proxy below.
--------------------------------------------------------------------------------


Shareholder sign above                     Co-holder (if any) sign above
--------------------------------------------------------------------------------